Exhibit 99.1

GENESYS SOFTWARE SYSTEMS, INC.

INCENTIVE STOCK OPTION PLAN DATED NOVEMBER 16, 1990

(amended and restated through December 10, 2008)

1.	Purpose of Plan

This Incentive Stock Option Plan (the “Plan”) has been established by Genesys Software Systems, Inc. (the “Company”) to advance the interests of the Company and its stockholders by providing an opportunity for employees of the Company to acquire an equity ownership in the Company and the incentive advantages inherent in such equity ownership in the Company.

2.	Shares of Stock Subject to Plan

The aggregate number of shares which may be issued and sold hereunder shall not exceed 750,000 shares, subject to adjustment pursuant to the following paragraph.

In the event of any stock dividend, split-up, combination or exchange of shares, recapitalization or other change in capitalization, or a consolidation, merger, disposition of substantially all the assets of the Company, corporate division or other reorganization, affecting the Stock of the Company, then the number and kind of shares that may be optioned under the Plan and that are then subject to outstanding options shall be proportionately and appropriately adjusted, as determined by the Board of Directors, without any change in the aggregate purchase price to be paid therefor upon exercise of any option. In the event any such adjustment in an option indicates a fractional share, the option will cover only the highest number of full shares indicated by the adjustment, and no fractional shares shall be issued.

3.	Duration of the Plan

No Incentive Stock Options shall be granted under this Plan after October 31, 2000.

4.	Plan Participants

All employees of the Company shall be eligible to participate in the Plan.

5.	Effective Date

The Plan shall become effective upon its approval, which must take place within twelve months after its adoption by the Board of Directors, by the holders of a majority of the shares of Common Stock of the Company, represented at an annual or special meeting of the shareholders of the Company.

6.	Terms of Options

The Company may periodically grant Incentive Stock Options to Participants to purchase a stated amount of common stock on terms that comply with the following provisions:

(a) The option exercise price shall be not less than 100% of the fair market value of the Stock at the time such Incentive Stock Option is granted. The Company shall make a good faith effort to determine the fair market value of the Stock.

(b)(1) The term of the Incentive Stock Option shall be for a period of not more than ten years from the date of the grant of the Incentive Stock Option.

(2) The Company, in its discretion, may further limit the period of time during which a Participant may exercise all or any portion of an Incentive Stock Option, and, to the extent the time of exercise of an Incentive Stock Option is limited, the Company, in its discretion, may accelerate the time at which an option may be exercised.

(3) The Company may, in its discretion, specify dates prior to which an Incentive Stock Option, or any portion thereof, may not be exercised.

(4) For the purposes of this clause (b) the number of shares in any portion shall be subject to adjustment in the same manner as that provided in Section 2.

(c) Payment in full of the option exercise price shall be made for all shares purchased pursuant to an Incentive Stock Option.

(d) An Incentive Stock Option may not be transferred by a Participant or by operation of law other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of a Participant only by him.

(e) If a Participant’s employment by the Company or a Subsidiary terminates otherwise than by death or permanent and total disability [as defined for purposes of this Plan by Internal Revenue Code Section 22(e)(3), 26 U.S.C. §22(e)(3)1, any Incentive Stock Options shall be forfeited unless exercised within three months of the last day of the Participant’s employment by the Company.

(f) If a Participant’s employment by the Company or a Subsidiary terminates by reason of death or permanent and total disability [as defined for purposes of this Plan by Internal Revenue Code Section 22(e)(3), 26 U.S.C. §22(e)(3)), any Incentive Stock Options thereafter may be exercised by the Participant, his or her heirs or his or her personal representative within one year of the last day of employment by the Company, but in all cases may not be exercised more than ten years after the date the Incentive Stock Option was granted.

(g) No person shall have any rights of a stockholder as to shares under an Incentive Stock Option until a certificate for such shares shall have been delivered upon the exercise of the Incentive Stock Option.

(h) The aggregate fair market value (as determined at the time the option is granted) of the shares for which the option is exercisable for the first time in any calendar year under this plan and all other plans of the Company shall not exceed $100,000.

(i) Any Incentive Stock Option granted to a person who at the date of grant owns more than 10 percent of the total combined voting power of all classes of stock of the Company [as determined pursuant to Internal Revenue Code Section 425(d), 26 U.S.C. §425(d)] must be granted subject to the following additional terms: (1) the option exercise price must be at least 110% of the fair market value of the stock at the date of the grant;

and (2) the option must be exercised, if at all, within five years from the date that it was granted.

The Company may place such other terms on options granted hereunder as it may deem reasonable, providing that no such restriction shall contradict the above terms or the provisions of Internal Revenue Code Section 422A, 26 U.S.C. §422A.

7.	Restrictions on Stock

Any stock purchased pursuant to an Incentive Stock Option granted pursuant to this Plan shall be subject to the following restrictions:

(a) Such stock may not be transferred if the Company is advised by its counsel that such transfer may result in a violation by the Company or by the holder thereof of any state or federal securities statute, regulation or rule.

8.	Company’s Right to Repurchase Stock

Any stock purchased pursuant to an Incentive Stock Option granted pursuant to this Plan shall be subject to the Company’s right to repurchase such stock pursuant to the following conditions and procedures:

(a) The holder of such stock who desires to convey, transfer or otherwise dispose of all or any part of such stock to any person or entity shall first notify the Company in writing of the name and address of the proposed transferee and all of the terms and conditions of the proposed sale or transfer, and shall offer to sell said shares to the Company on the terms offered to said transferee. Any person required to make such an offer by the terms of this paragraph is hereafter referred to as “Offeror.”

(b) If the Company, by vote of a majority of the Board of Directors shall accept an offer made pursuant to clause (a), the Company shall mail, within thirty (30) days after receipt of said offer, to the Offeror notice of the decision to purchase the shares; said notice shall also state the deadline for closing the transaction, which shall be a single date not later than 30 days after the date of the corporation’s notice of purchase (the “closing date”).

(c) If the Company should refuse to accept an offer made to the Company pursuant to clause (a) or should fail to mail notice of acceptance of such an offer within thirty (30) days of its receipt by the Company, the Offeror may transfer the offered shares to the originally proposed transferee on the offered terms and conditions of transfer, but may not otherwise transfer said shares without again complying with this Plan.

(d) Upon the closing date, the Offeror shall deliver to the Company, duly endorsed for transfer, the certificate or certificates evidencing the offered shares and the Company shall deliver its payment for the shares to the Offeror.

The purchase price to be paid by the Company may be paid in whole or in part by cash or by an unsecured, negotiable note of the Company containing the following terms: (i) equal annual payments, the final payment to be no later than five (5)

years after the closing date; (ii) interest on the unpaid principal balance at a rate equal to the Mid-term, Annual Compounding, Applicable Federal Rate in effect as of the closing date; (iii) the corporation to have the privilege of prepaying all or any part of the note at any time with interest to the date of prepayment; and (iv) a default in any payment due under the note to cause the entire note, at the option of the holder, to become due and payable forthwith.

(e) All offers and notices shall be sent by registered mail, post paid, to the Company at its principal place of business or to the Offeror at his or her last known address or at the address appearing on the books of the Company.

(f) Any transfer of restricted shares which violates these restrictions shall be null and void and shall not be reflected on the books of the Company.

(g) In addition to any other legends as may be necessary or required by law each Certificate representing shares of stock issued pursuant to this Plan shall have the following legend printed thereon:

The shares represented by this Certificate are subject to the terms contained in the Genesys Software Systems, Inc. Incentive Stock Option Plan, dated November 16, 1990 and the Incentive Stock Option pursuant to which these shares were purchased.

9.	Offer of Stock for sale

Any stock purchased pursuant to an Incentive Stock Option granted pursuant to this Plan may be offered for sale to the Company pursuant to the following conditions and procedures:

(a) The holder of such stock may offer to sell all or any part of such stock to the Company in accordance with the terms set forth in this paragraph, within thirty days of the happening of any of the following events:

(i) the acquisition of ownership or control of such stock by reason of the exercise of an Incentive Stock Option under this Plan after the death of the Participant;

(ii) the death of the previous stockholder, if the acquisition of ownership or control of such stock is by reason of said stockholder’s death;

(iii) the termination of the Participant’s employment with the Company, if at such time the Participant is the owner of such stock; or

(iv) the acquisition of such stock by reason of exercise of an Incentive Stock Option after the termination of the Participant’s employment with the Company.

All offers to sell shares to the Company shall be in writing. Any person required to make such an offer by the terms of this paragraph is hereafter referred to as “Offeror.”

(b) If the Company, by vote of a majority of the Board of Directors shall accept an offer made, pursuant to clause (a), the Company shall mail, within thirty (30) days after receipt of said offer, to the Offeror notice of the decision to purchase the shares; said notice shall also state the deadline for closing the transaction, which shall be a single date not later than 30 days after the date of the corporation’s notice of purchase (the “closing date”).

(c) If the Company should refuse to accept any offer made, pursuant to clause (a) or shall fail to mail notice of acceptance of such offer within thirty (30) days of its receipt by the Company, the Offeror shall thereafter continue to hold the restricted shares pursuant to the terms of the Plan and may not transfer said shares without complying with this Plan.

(d) The offer price shall be an amount equal to the price at which said shares were purchased plus the increase, if any, in the undiluted book value per share of said stock from the end of the fiscal year immediately preceding the date of the Option grant to the pertinent Participant to the end of the most recent fiscal year, said increase in the undiluted book value to be determined by the Company’s independent auditors.

(e) Upon the closing date, the Offeror shall deliver to the Company, duly endorsed for transfer, the certificate or certificates evidencing the offered shares and the Company shall deliver its payment for the shares to the Offeror.

The purchase price to be paid by the Company may be paid in whole or in part by cash or by an unsecured, negotiable note of the Company containing the following terms: (i) equal annual payments, the final payment to be no later than five (5) years after the closing date; (ii) interest on the unpaid principal balance at a rate equal to the Mid-term, Annual Compounding, Applicable Federal Rate in effect as of the closing date; (iii) the corporation to have the privilege of prepaying all or any part of the note at any time with interest to the date of prepayment; and (iv) a default in any payment due under the note to cause the entire note, at the option of the holder, to become due and payable forthwith.

(f) All offers and notices shall be sent by registered mail, post paid, to the Company at its principal place of business or to the Offeror at his or her last known address or at the address appearing on the books of the Company.

10.	Amendment and Modification of the Plan

The Board may at any time terminate, amend or modify the Plan; provided, however, that no such action of the Board without approval of the shareholders of the Company may:

(a) Increase the total amount of shares that may be issued and sold;

(b) Change the requirements set forth in section 7 hereof concerning eligibility to participate in the Plan;

(c) Change or in any manner modify the restrictions set forth in Section 7 hereof.

11.	Employment

Nothing in the Plan or in any Incentive Stock Option granted hereunder shall confer upon any employee the right to continue in the employ of the Company.

12.	Miscellaneous

Nothing contained in this Plan shall be deemed to give any employee any right to receive an Incentive Stock Option nor to give any employee the right to be granted an Incentive Stock Option for an equal amount of shares as may be granted to any other employee.

13.	Administration

This Plan shall be administered by the Board of Directors.

14.	Date of Grant of Option

The date of the grant of an Incentive Stock Option under this Plan shall be the date that the Board of Directors votes to grant said Incentive Stock Option.

15. In the event of a Sale Event, the vesting of all outstanding options shall be accelerated to such time that is immediately prior to the effective time of such Sale Event and the Board of Directors, in its discretion, may (A) elect to cause any award to be assumed, or new rights substituted therefor, by another entity, and (B) make such other provision as the Board may consider equitable and in the best interests of the Company. A “Sale Event” shall be deemed to have occurred upon the consummation of (i) the dissolution of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Common Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale of all or a majority of the Common Stock to an unrelated person or entity or (v) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction.